Exhibit 99.1

Source: Andina Acquisition Corp. III
March 01, 2021 09:49 ET

Stryve Foods, LLC Names Scott McCombs as Chief Financial Officer

PLANO, Texas, March 01, 2021 (GLOBE NEWSWIRE) — Stryve Foods, LLC (“Stryve” or “the Company”), an emerging healthy snack platform disrupting traditional snacking categories, today announced that it has appointed Scott McCombs as Chief Financial Officer, effective immediately.

Mr. McCombs is an entrepreneurial, innovative, and dynamic executive with finance, merchandising, and operations expertise across multiple verticals in both publicly traded and privately held companies. Mr. McCombs spent approximately 16 years at 7-Eleven, Inc., which operates, franchises, and licenses 71,100 convenience stores in 17 countries. At 7-Eleven, Mr. McCombs held senior leadership roles, including Vice President, Finance where he was responsible for Financial Planning and Analysis, Merchandise & Operations Finance, Pricing, and Business Intelligence. In this position, he modernized cost of goods management and space planning across US Operations.

From 2013-2015, Mr. McCombs served as Senior Finance Leader of Merchandise Operations Finance and Business Intelligence for the Fresh & Easy and Wild Oats Organics brands, owned by Yucaipa Private Equity.

Mr. McCombs most recently served as Senior Vice President, Finance & Operations for CBRE Commercial Real Estate, where he led a team of finance and business operations leaders within the United States, Canada and Latin America with a combined revenue of over $7 billion. During his tenure, he was recognized as both the 2019 DCEO Magazine Most Innovative CFO Team Award Winner and CBRE Leadership Award recipient.

He holds a Bachelor in Business Administration, Summa Cum Laude, from Boston University School of Management and is a member of the Institute of Management Accountants (IMA).

Joe Oblas, Co-CEO and Co-Founder of Stryve, stated, “Scott is a fantastic addition to our team and we look forward to benefiting from his well-established credentials and experience as he elevates our finance function to an even higher level of excellence. Throughout his extensive career, he has demonstrated effective leadership across a number of different industries and has made impressive contributions along the way. We are impressed with his skill-set and are confident in his ability to help us build a stronger organization that can disrupt traditional snacking categories.”

Scott McCombs, Chief Financial Officer of Stryve, added, “I am thrilled to be back in the CPG and Retail space and as a runner and user of protein snacks, I am so pleased to become a part of Stryve’s leadership team. This is a transformative time for me to join the Company as it works to complete the business combination agreement with Andina and is on the cusp of reaching positive Adjusted EBITDA. I am particularly excited by Stryve’s accelerated growth strategy that capitalizes on favorable better snacking trends along with the considerable whitespace for health-driven innovation in what remains a large, fragmented category with underdeveloped channels. I am eager to do my part to help Americans snack better and live happier, more fulfilling lives.”

Business Combination Agreement with Andina Acquisition Corp. III

On January 28, 2021, Stryve and Andina Acquisition Corp. III (NASDAQ: “ANDA”) (“Andina”), a publicly-traded special purpose acquisition company, announced a definitive agreement for a business combination that would result in Stryve becoming a public company. Upon closing of the transaction, the combined company will be renamed Stryve Foods, Inc. and is expected to remain listed on the NASDAQ under the ticker SNAX.

The transaction values the combined company at an enterprise value of $170 million and is expected to provide approximately $67 million in gross cash proceeds to the Company. As part of the transaction, Andina and Stryve raised over $50 million of fully committed capital.

The business combination is expected to close in the second quarter of 2021. The combined company will be named Stryve Foods, Inc. and remain listed on the NASDAQ under ticker SNAX.

The Companies previously hosted a joint webcast to discuss their proposed transaction. Interested parties may listen to the webcast and view the investor presentation with more detailed information regarding the proposed transaction at www.stryve.com under “Investors” or at www.andinaacquisition.com under “Investor Relations”.

About Stryve Foods, LLC

Stryve Foods is an emerging healthy snacking platform with a mission to help Americans snack better and live happier, better lives. The Company is focused on manufacturing and marketing highly differentiated healthy snacks that disrupt traditional snacking categories.

Stryve is currently building a tribe of early adopters consisting of healthy snack seekers, many of whom are new to the meat snack category. Stryve Beef Biltong is a delicious, good-for-you snack made from 100% American beef – high in protein with 0g sugar and made from nothing artificial. Founded by fitness and nutrition enthusiasts, Stryve Biltong is on a mission to help America snack better. Biltong is a process for air-drying meat that originated centuries ago in South Africa and actually boasts more protein in every bite than traditional jerky. It is made simply –with beef, vinegar and spices – and served in slices, sticks or slabs. Stryve Beef Biltong comes in a variety of delicious flavors, including Original, Cajun, Hickory, Mesquite BBQ, Teriyaki, Zesty Garlic, Hatch Green Chile, and Spicy Peri. Stryve is available on https://stryve.com/, Amazon and over 17,000 retail stores across the U.S. and Canada.

About Andina Acquisition Corp. III

Andina Acquisition Corp. III (NASDAQ: ANDA, ANDAW, and ANDAU) is a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. For information about Andina, please visit http://www.andinaacquisition.com/

Forward Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Andina’s or Stryve’s expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement for the business combination between Andina and Stryve (the “Business Combination Agreement”); (ii) the ability of the combined company to meet Nasdaq listing standards following the transaction and in connection with the consummation thereof; (iii) the inability to complete the transactions contemplated by the Business Combination Agreement due to the failure to obtain approval of the stockholders of Andina or other reasons; (iv) the failure to meet the minimum cash requirements of the Business Combination Agreement due to Andina stockholder redemptions and one or more defaults by the investors in the private placement, and failing to obtain replacement financing; (v) costs related to the proposed transaction; (vi) changes in applicable laws or regulations; (viii) the ability of the combined company to meet its financial and strategic goals, due to, among other things, competition, the ability of the combined company to pursue a growth strategy and manage growth profitability; (vii) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (viii) the effect of the COVID-19 pandemic on Andina and Stryve and their ability to consummate the transaction; and (ix) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by Andina.

Additional information concerning these and other factors that may impact Andina’s expectations and projections can be found in Andina’s periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, the definitive proxy statement filed by Andina with the SEC on January 4, 2021 wherein Andina sought and obtained stockholder approval to extend the date by which Andina has to consummate its initial business combination to April 30, 2021 (which has since been extended to July 31, 2021 as a result of Andina signing the Business Combination Agreement) (the “Extension Proxy”), and in the preliminary and definitive proxy statements to be filed by Andina with the SEC regarding the transaction when available. Andina’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Neither Andina nor Stryve undertakes or accepts any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No Assurances

There can be no assurance that the transactions described herein will be completed, nor can there be any assurance, if such transactions are completed, that the potential benefits of combining the companies will be realized. The description of the transactions contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the transactions, copies of which will be filed by Andina with the SEC as an exhibit to a Current Report on Form 8-K.

Important Information about the Transactions and Where to Find It

In connection with the transactions described herein, Andina will file relevant materials with the SEC, including a Form S-4 registration statement that will include a proxy statement of Andina that constitutes a prospectus for Andina and a definitive proxy statement for Andina’s shareholders. Promptly after filing the registration statement with the SEC, Andina will mail the registration statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the business combination and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTIONS THAT ANDINA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANDINA, STRYVE AND THE BUSINESS COMBINATION. The preliminary registration/proxy statement, the definitive registration/proxy statement and other relevant materials in connection with the transactions (when they become available), and any other documents filed by Andina with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov).

Participants in Solicitation

Andina and Stryve and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Andina’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests in Andina of directors and officers of Andina in Andina’s Annual Report on Form 10-K for the year ended December 31, 2019 which was filed with the SEC on March 27, 2020, and in Andina’s Extension Proxy, which was filed with the SEC on January 4, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Andina’s security holders in connection with the proposed transaction will be set forth in the registration statement/proxy statement for the proposed transaction when available. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed transactions when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Contact:

ICR
Investor Relations Contact:
Raphael Gross, (203) 682-8253
raphael.gross@icrinc.com

Media Relations Contact:
Cory Ziskind, (646) 277-1232
cory.ziskind@icrinc.com